Exhibit 99.1

M-tron Industries, Inc. Reports Fiscal Year 2022 Results

ORLANDO, Florida (March 30, 2023)—M-tron Industries, Inc. (NYSE American: MPTI) (“Company” or “MtronPTI”) announced its financial results for the fiscal year ended December 31, 2022.

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Revenue of $8.7 million for the three months ended December 31, 2022, an increase of 26.4% compared to $6.9 million for the comparable prior year period. For the fiscal year ended December 31, 2022, revenues were $31.8 million, a 19.3% increase from $26.7 million for the prior year.

•	Basic and diluted net income of $0.07 per share compared to $0.01 for the prior year quarter, and income per share of $0.67 for the fiscal year versus income of $0.59 for the prior year.
•	Backlog of $46.2 million at December 31, 2022, an increase of 5% compared with $44.1 million at the end of Q3, 2022, and up 57% compared to $29.4 million at December 31, 2021.
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Free cash flow conversion, a Non-GAAP ratio that measures the company's ability to convert profits into free cash flow, representing cash from operations minus capital expenditures, as a percentage of cash from operations, was 60% for 2022, after adjusting for the $219,000 in excess spin-off costs.

•	Adjusted EBITDA, a Non-GAAP measure, was $4.0 million for the fiscal year ended December 31, 2022 versus $3.0 million for the prior year.

Michael Ferrantino, MtronPTI’s Chief Executive Officer, stated, “MtronPTI increased its backlog for a fourth straight quarter and is looking forward to recording revenue from this increased backlog throughout 2023 and into 2024, while focusing on maintaining and improving margins wherever possible, and being vigilant on general and administrative costs. With our current resources and our valued customers and employees we are well positioned for growth as we start out our first full year as a public company.”

Results from Operations

The Company has one business segment; electronic components, focused on the design, manufacture and marketing of highly engineered, high reliability frequency and spectrum control products. These electronic components ensure reliability and security in aerospace and defense communications, low noise and base accuracy for laboratory instruments, and synchronous data transfers throughout the wireless and Internet infrastructure.

Total revenues were $8,673,000 for the three months ended December 31, 2022, or 26.4% above revenues of $6,860,000 for the three months ended December 31, 2021. Total revenues were $31,845,000 for the fiscal year ended December 31, 2022, or 19.3% above revenues of $26,694,000 for the fiscal year ended December 31, 2021. The revenue increase reflects the recovering avionics market and strong defense product shipments.

Gross margin improved to 35.7% for the three months ended December 31, 2022, from 34.1% for the three months ended December 31, 2021 and improved to 35.6% for the fiscal year ended December 31, 2022, from

35.0% for the fiscal year ended December 31, 2021 primarily reflecting the impact from higher revenues. While we continue to experience the effects of increased turnover that began during the COVID-19 pandemic (“Covid”), which increases our labor costs while also impacting productivity as we work to train new employees, we do see signs of improvement.

Backlog was $46,180,000, an increase of 5% from $44,074,000 at September 30, 2022 and an increase of 57% compared to the backlog of $29,439,000 as of December 31, 2021. The Company attained record backlog levels as of December 31, 2022. Quarterly bookings were $10,779,000, $9,259,000, $13,473,000 and $15,075,000 for the fourth, third, second and first quarters of 2022, respectively and $14,524,000 for the fourth quarter of 2021. This booking trend in excess of our product shipments reflects strong defense orders, much of which is expected to ship throughout 2023 and into 2024. Strong orders from the recovering avionics market also drove the increase in 2022 bookings over 2021 bookings. Supply chain constraints within our industry have pushed our customers to order well in advance to secure product deliveries for their production requirements.

The Company reported operating income of $828,000 for the fourth quarter of 2022 compared to operating income of $198,000 for the fourth quarter of 2021 and $2,875,000 for the fiscal year ended December 31, 2022 compared to operating income of $2,114,000 for the fiscal year ended December 31, 2021. The increase for the three months reflects higher revenue and slightly higher margins offset by product mix and inflationary pressures in the fourth quarter of 2022. The increase for the fiscal year reflects higher revenue and margins partly offset by inflationary cost pressures and increased stock compensation expense in 2022.

Net income was $190,000 for the three months ended December 31, 2022 compared to $26,000 for the three months ended December 31, 2021, and $1,798,000 for the fiscal year ended December 31, 2022 compared to $1,582,000 for the fiscal year ended December 31, 2021. The increase for the three months was primarily from increased business volume, offset by inflation and increased operating costs. The increase for the fiscal year was primarily from the previously discussed increased business volume partly offset by certain unfavorable operating costs. Basic and diluted net income per share for the three months ended December 31, 2022 and 2021 was $0.07 and $0.01, respectively, and for the fiscal year ended December 31, 2022 and 2021 was $0.67 and $0.59, respectively.

Adjusted EBITDA, a Non-GAAP measure, was $4,008,000 for the fiscal year ended December 31, 2022 versus $2,959,000 for the fiscal year ended December 31, 2021. Adjusted EBITDA does not include the potential impact from additional costs of being a publicly traded company for all periods prior to MtronPTI’s spin-off on October 7, 2022.

MtronPTI’s Separation

On August 3, 2022, The LGL Group, Inc. (“LGL Group,” “LGL” or the “Former Parent”) announced that its Board of Directors approved the previously announced separation of the MtronPTI business into an independent, publicly traded company (the "Separation").

On October 7, 2022, the Separation was completed through LGL Group’s distribution of 100% of the shares of the Company’s common stock to holders of LGL Group's common stock as of the close of business on August 12, 2022, the record date for the Distribution. As a result of the Distribution, LGL Group's stockholders of record received one-half of one share of the Company's common stock for every share of LGL Group's common stock held by them. On October 7, 2022, the Company became an independent, publicly traded company trading on the NYSE

American under the stock symbol "MPTI." LGL Group retained no ownership interest in the Company as of the completion of the Separation.

In connection with the Separation, the Company wrote off $4,439,000 of intercompany receivables due from LGL Group, which brought intercompany balances to zero, and also made a cash payment of approximately $6,000 to LGL Group on October 7, 2022, bringing the Company’s cash balance to $1,000,000 as of the date of the Separation.

We believe the Separation of MtronPTI will allow the Company to tailor its strategic plans and growth opportunities, more efficiently raise and allocate resources, including capital raised through debt or equity offerings, provide flexibility to use its own stock as currency for incentive compensation and potential acquisitions and provide investors a more targeted investment opportunity.

M-tron Industries, Inc.

Condensed Consolidated and Combined Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
	(Unaudited)
(Amounts in thousands, except share amounts)	2022	2021	2022	2021
REVENUES	$8,673	$6,860	$31,845	$26,694
Costs and expenses:
Manufacturing cost of sales	5,580	4,520	20,499	17,358
Engineering, selling and administrative	2,265	2,142	8,471	7,222
OPERATING INCOME	828	198	2,875	2,114
Interest expense, net	(5)	(3)	(11)	(12)
Other (expense) income, net	(228)	(10)	(269)	11
INCOME BEFORE INCOME TAXES	595	185	2,595	2,113
Income tax provision	405	159	797	531
NET INCOME	$190	$26	$1,798	$1,582

Weighted average number of shares used in basic EPS calculation	2,676,512	2,676,469	2,676,480	2,676,469
Weighted average number of shares used in diluted EPS calculation	2,693,035	2,676,469	2,676,524	2,676,469
BASIC NET (LOSS) INCOME PER COMMON SHARE	$0.07	$0.01	$0.67	$0.59
DILUTED NET (LOSS) INCOME PER COMMON SHARE	$0.07	$0.01	$0.67	$0.59

M-tron Industries, Inc.

Condensed Consolidated and Combined Balance Sheets

(Amounts in Thousands)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$926	$2,635
Accounts receivable, net	5,197	3,995
Inventories, net	7,518	5,221
Prepaid expenses and other current assets	673	242
Total Current Assets	14,314	12,093
Property, plant, and equipment, net	3,647	3,382
Right-of-use lease asset	147	218
Due from related party	-	1,969
Intangible assets, net	98	152
Deferred income tax asset	1,051	2,187
Other assets	16	5
Total Assets	$19,273	$20,006
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Current Liabilities	4,856	3,012
Long-Term Liabilities	76	145
Total Liabilities	4,932	3,157
Total Stockholders' Equity	14,341	16,849
Total Liabilities and Stockholders' Equity	$19,273	$20,006

M-tron Industries, Inc.

NON-GAAP Condensed Consolidated and Combined Statements of Operations

(Unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	Quarter ended		Fiscal Year ended
	December 31,		December 31,
(Amounts in thousands, except share amounts)	2022	2021	2022	2021
Income (loss) before income taxes	$595	$185	$2,595	$2,113
Interest expense	5	3	11	12
Depreciation and amortization	199	152	725	542
Non-cash stock compensation	96	186	458	292
Excess Spin-off costs	219	—	219	—
Adjusted EBITDA	$1,114	$526	$4,008	$2,959
Basic per share information:
Weighted average shares outstanding	2,676,512	2,676,469	2,676,480	2,676,469
Adjusted EBITDA per share	$0.42	$0.20	$1.50	$1.11
Diluted per share information:
Weighted average shares outstanding	2,693,035	2,676,469	2,676,524	2,676,469
Adjusted EBITDA per share	$0.41	$0.20	$1.50	$1.11

About MtronPTI:

M-tron Industries, Inc. trades publicly on the NYSE American under the symbol MPTI. Originally founded in 1965, MtronPTI designs, manufactures and markets highly-engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, MtronPTI provides close support to its customers throughout our products’ entire life cycle, including product design, prototyping, production and subsequent product upgrades. MtronPTI has design and manufacturing facilities in Orlando, Florida and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the uncertain financial impact of COVID-19 and the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to MtronPTI, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by MtronPTI with the Securities and Exchange Commission, including those risks set forth under the heading “Risk Factors” in the Information Statement included as Exhibit 99.1 to the Company’s Form 10 Registration Statement as amended and filed with the SEC on August 19, 2022. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. MtronPTI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For further information, please contact:

M-tron Industries, Inc.:

Investor Relations:

James Tivy

ir@mtronpti.com